Exhibit 10.1

United Overseas Bank (Malaysia) Bhd (271809 K)

PFS Credit

Credit - Retail

Level 27 Vista Tower, The Intermark,

348 Jalan Tun Razak,

50400 Kuala Lumpur, Malaysia

Tel (603) 2787 5148 Fax (603) 2775 3921

www.uob.com.my

Ref No. __________

Date : 25 January 2013

PRIVATE & CONFIDENTIAL

WONG WENG KUNG

C/O PRIME GLOBAL CAPITAL GROUP

11-2 JALAN 26/70A

DESA SRI HARTAMAS

50480 KUALA LUMPUR

WP KUALA LUMPUR

Dear Sir/Madam,

APPLICATION FOR CREDIT FACILITY

We are pleased to inform you that United Overseas Bank (Malaysia) Bhd ("the Bank") has agreed to make available for your use the following line of credit on the terms and conditions in this letter.

1.   FACILITY

Flexi-Mortgage (FM) Facility of Ringgit Malaysia ________________ only _______________ ("the FM Limit") comprising the following:

(a)	a Fixed Loan ("Fixed Loan") of Ringgit Malaysia ________________ only _______________, as the same may be reduced from time to time by repayment or prepayment (which principal limit of the Fixed Loan as reduced from time to time is hereinafter referred to as "the FL Limit"); and
(b)	a Mortgage Line ("Mortgage Line') of up to the difference between Ringgit Malaysia zero (kM0.00) ("the Maximum ML Limit") and the FL Limit (which principal limit of the Mortgage Line as increased from time to time is hereinafter referred to as "the ML Limit");

such that:

(i)	so long as the FL Limit is equal to •or more than the Maximum ML Limit, the ML Limit shall be zero;
(ii)	when the FL Limit is reduced to below the Maximum ML Limit, the ML Limit will be invoked;
(iii)	once the ML Limit is invoked, the FL Limit will be reduced progressively and the ML Limit will increase accordingly over time, but (1) the combined principal limit of the Fixed Loan and the Mortgage Line shall not in any event exceed the Maximum ML Limit, and (2) the Maximum ML Limit shall not in any event exceed the FM Limit; and
(iv)	for the purposes of computation of interest and determination of whether the combined principal limit is exceeded, the Fixed Loan and the Mortgage Line shall, at all times whether before or after the ML Limit is invoked, be deemed to be as one facility drawn and owing under one account;

subject however to the terms and conditions contained herein.

AUSTRALIA   BRUNEI   CANADA   CHINA   FRANCE   HONG KONG   INDONESIA   JAPAN   MALAYSIA   MYANMAR

PHILIPPINES   SINGAPORE   SOUTH KOREA   TAIWAN   THAILAND   UNITED KINGDOM   USA   VIETNAM

1

Ref No.: 551460

2.	INTEREST RATE

BLR -2% per annum on daily rests. The Bank's Base Lending Rate ("BLR") is currently at 6.6% per annum.

Interest will be charged, whether before or after the ML Limit is invoked, on the net amount of the daily outstanding balance of the Fixed Loan and the Mortgage

Line, and debited to the account for the Fixed Loan and the Mortgage Line Account respectively at the end of each calendar month.

As such, for the avoidance of doubt, if the Mortgage Line Account is in credit balance and the amount of such credit balance exceeds the outstanding balance of the Housing Loan/Fixed Loan, no interest will accrue.

3.	PURPOSE OF FACILITY

3.1.    FM Facility is :

(i)	to finance the purchase of a/an ________________ UNIT OF 12 STOREY SHOP OFFICE known as NO E-0-2 (GROUND FLOOR) MEGAN AVENUE 1, NO 189 JALAN TUN RAZAK, KUALA LUMPUR, WP KUALA LUMPUR, MALAYSIA up to the sum of RM _____________.

4.	SECURITY

4.1.	A 3rd party 1st legal charge for RM ____________ is to be created over a/an ________________ UNIT OF 12 STOREY SHOP OFFICE known as NO E-0-2 (________________ FLOOR) MEGAN AVENUE 1, NO 189 JALAN TUN RAZAK, KUALA LUMPUR, WP KUALA LUMPUR, MALAYSIA together with carpark(s) and accessory parcel(s)(if any) held under GRN40011/M1-E/1/363, LOT162 SEKSYEN43, BANDAR KUALA LUMPUR, DAERAH WP KUALA LUMPUR, NEGERI WP KUALA LUMPUR ("Property") .

4.2.	An assignment by you of the rights title and interest in and to the rental proceeds (present and future) derived from the property described in item 4.1 under the heading "Security" for which a Deed of Assignment of Rental Proceeds and Power of Attorney are to be executed. All rental proceeds are to be credited to such account prescribed by the Bank from time to time.
5.	AVAILABILITY PERIOD

5.1.	The Fixed Loan granted herein is available for drawdown within 4 months from the date hereof or such extended time as the Bank may allow at its discretion. All disbursements of loan for the purpose(s) as set out in Paragraph 3 above shall be made via the Fixed Loan.

5.2.	The Mortgage Line granted herein shall be subject to review by the Bank from time to time and may be recalled by the Bank as it deems necessary at any time.

2

Ref No.: 551460

6.	REPAYMENT

6.1.	The FL Facility is to be repaid by monthly instalments of principal and interest as follows:

(i)	Repayment Period	24 years or until the FL Facility and all interest thereon are fully settled.
(ii)	Instalment amount	RM ________________ per month.
(iii)	Instalment commencement date	Full release of the FL Facility or any other date as the Bank decides at its absolute discretion.

6.2.	The Bank shall be irrevocably authorized by the Borrower(s) to debit the current account opened or to be opened in the name of the Borrower(s) with the lending branch of the Bank for the operation of the Mortgage Line ("the Mortgage Line Account") (whether before or after the Mortgage Line is made available to the Borrower(s) pursuant to the terms hereunder) for payment of the aforesaid monthly instalments and/or any interest owing under the Fixed Loan and/or any other fees, charges, costs and other amounts of any kind or nature whatsoever owing or payable by the Borrower(s) to the Bank hereunder, notwithstanding that:
(i)	prior to the availability of the Mortgage Line, such debiting may result in the Mortgage Line Account to be in debit balance; or
(ii)	upon the availability of the Mortgage Line, such debiting may result in the Mortgage Line Account to be overdrawn in excess of the ML Limit.

Hence, upon the availability of the Mortgage Line, the Borrower(s) is not required to continue to service the monthly instalments as aforesaid, but is only required to pay the monthly interest accruing on the Fixed Loan and the Mortgage Line and to repay such additional amount, if necessary, to ensure that the Mortgage Line Account is not overdrawn in excess of the ML Limit.

6.3.	Pending commencement of the monthly instalment payment, you shall be liable to pay to the Bank interest on such amount of the Fixed Loan released at the interest rate stipulated herein, monthly in arrears.

6.4.	The monthly instalments payable under the Fixed Loan may be paid by the Borrower(s) prior to the due date in such proportion, at such frequency and upon such other terms as may be stipulated by the Bank from time to time.

6.5.	The instalment amount and period stipulated at any time may be varied at the Bank's discretion on or after the date of first disbursement of the Fixed Loan.

6.6.	The Bank will notify you when the monthly instalment payment is to start.

6.7.	The Mortgage Line is repayable on demand.

7.	EARLY EXIT FEE

7.1.	An early exit fee of 2% (or such other rate as the Bank may at its sole and absolute discretion prescribe from time to time) shall be charged on the amount of the Facility granted subject to a minimum prepayment fee of RM5000.00 per facility (or such other minimum sum as the Bank may at its sole & absolute discretion prescribed from time to time) in the event that:

(i)	the FM Facility is to be refinanced; or
(ii)	the property secured hereunder is redeemed or disposed of or released or discharged from the security created to secure the FM Facility;

and such refinancing or disposal or discharge is made within 5 years from the date of first drawdown of the Fixed Loan and/or Housing Loan ("Bonding Period").

3

Ref No.: 551460

7.2.	After the Bonding Period, the Borrower(s) may fully prepay the Fixed Loan and/or Housing Loan Facility subject to the Borrower(s) giving the Bank one (1) month's notice in writing or such other tenor as the Bank may stipulate from time to time (or payment of one (1) month's or such other corresponding tenor's interest in lieu of such notice).

8.	FORMAL VALUATION

A professional valuation of the Property mentioned under the heading "Security" is to be carried out by valuer approved by the Bank before disbursement of the Facility(ies). Should the value of the Property be less than RM _______________ the Facility(ies) may be revised and the limit thereof be 'reduced or cancelled at the sole discretion of the Bank. All cost and expenses of valuation is to be borne by you.

9.	EXEMPT PRIVATE COMPANY

Receipt by the Bank of:

(i)	your company secretary's confirmation that the chargor is an exempt private company; and
(ii)	a letter of undertaking from the shareholders of the chargor undertaking not to dispose of their shares during the tenure of the Facilities.

10.	ADDITIONAL CONDITIONS PRECEDENT

In addition to the fulfilment of the usual conditions precedent for the disbursement of the Facility(ies), the following additional conditions precedent are also to be met prior to the disbursement of the Facility(ies):

(i)	A copy of the Sale and Purchase Agreement for the Property mentioned under the heading "Security" is to be submitted to the Bank with a purchase price of not less than RM _____________, failing which the Bank has the discretion to revise or cancel the Facility(ies) granted.
(ii)	FM Facility is to be released subject to Valuation Report of not less than RM _____________ mentioned under the heading "Formal Valuation".

11.	SPECIAL CONDITIONS

11.1.	This offer is made in reliance on the information provided by you in the Final Property Loan Application Form ("FPLA"). You shall fulfill all of the following conditions to the satisfaction of the Bank within seven (7) days from the date of this letter, failing which this offer lapses unless otherwise agreed by the Bank:

(i)	Submit the following documents to the Bank:

(a)	Property details: documentary evidence showing the details as stated in the FPLA form;
(b)	Income documents: documentary evidence showing your and/or guarantor's income. The income in the documentary evidence shall not be less than the income amount shown in the FPLA:

4

Ref No.: 551460

(c)	Loan outstanding with existing bank: latest loan statements for the property given to the Bank as security, showing the amount outstanding with the existing bank. The amount in the loan statements shall not exceed the loan outstanding amount stated in the FPLA form;
(d)	Evidence of Prompt Payment: Evidence of satisfactory track record of repayment of your/the guarantor's facilities with existing financiers (if any) for the past twelve (12) months or such period the Bank requires;
(e)	Any other documentary evidence the Bank requires at its absolute discretion.

(i)	Cash and/or Investments: Deposit with the Bank, unencumbered cash and/or investments of not less than the amount stated in the FPLA Form.

12.	CANCELLATION

12.1.	The Bank has the right at its sole and absolute discretion to cancel the Facility in any of the following events :

(i)	the information or documents submitted in connection with the application for the Facility :

(a)	contains untrue or misleading information or statements; or
(b)	is incomplete or not up-to-date; or
(c)	contains any form of misrepresentation; or
(d)	is forged or tampered with.

(ii)	the Bank doubts the authenticity or accuracy of the information or documents submitted in connection with the application for the Facility;

(iii)	the Bank suspects that there is an element of fraud in sale and purchase transaction or the underlying transaction for which the Bank is providing the Facility;

(iv)	any matter concerning the property given to the Bank as security (including but not limited to tenure, ownership, market value) are not to the satisfaction of the Bank;

(v)	the property given to the Bank as security is subjected to conditions or restrictive covenants contained in the title or the sale and purchase agreement, which in the Bank's opinion is unfavourable to the Bank;

(vi)	you fail to submit the documents requested by the Bank within the time period stipulated by the Bank;

(vii)	the Bank suspects that the Facility may not be used for the intended purpose;

(viii)	the terms and conditions stipulated by the developer or land owner (where applicable) in their consent to the creation of any security granted to the Bank are not acceptable to the Bank for any reason; or

(ix)	the Bank decides at its sole discretion that the granting of the Facility is likely to be detrimental to its own position, or is otherwise undesirable.

5

Ref No.: 551460

13.	SERVICING BRANCH

13.1.	Please contact 03 — 2787 5148 if you have any questions before the Facility is disbursed.

13.2.	The servicing branch for the Facility is at UOBM KEPONG Branch at 82 GROUND FLOOR, JALAN 3/62D, MEDAN PUTRA BIZ CTR SRI MENJALARA, OFF JALAN DAMANSARA, 52200 , WP KUALA LUMPUR MALAYSIA (Tel: 03-62866888).

14.	INTEGRAL PART

This letter must read together with Annexure and the Bank's Standard Terms and Conditions Governing Banking Facilities which form an integral part of this letter.

15.	EXISTING FACILITIES

The terms and conditions for any of your existing facilities (if any) will remain unchanged unless expressly varied in this letter.

If the above arrangements are acceptable to you, please confirm by returning a signed copy of this letter to the Bank within fourteen (14) clays from the date of this letter (or such other period as may be extended by the Bank), failing which this offer will lapse.

We thank you for banking with us and look forward to a mutually beneficial relationship.

Yours faithfully,

for UNITED OVERSEAS BANK (MALAYSIA) BHD.

/S/ PHANT TENG AL	/S/ DANIEL NG GEN HONG
PHANG TENG AL	DANIEL NG GEN HONG
Manager	SALES MANAGER
DSTHL/PFSD

6

Ref No.: 551460

I/We confirm that I/We have read the above terms and conditions, the Bank's Standard Terms And Conditions Governing Banking Facilities, the Annexure to the Letter of Offer attached and agree to be bound by them.

/s/ Wong Weng Kung

Name: WONG WENG KUNG

NI No: 720909085057

Contact No: 03 62013198/0122025108

Signature verified:

Officer's Name:

Date:

NURZAWANI BINTI HAIRUL ANUAR

7

Ref No.: 551460

Name of Borrower : WONG WENG KUNG

ANNEXURE TO THE LETTER OF OFFER

1.	PREPARATION EXECUTION OF LOAN DOCUMENTS

1.1.	Notwithstanding the provisions on the Availability Period contained in this Letter of Offer:
(i)	all relevant documents for purposes of enabling our solicitors to prepare and proceed with loan documentation are to be forwarded to us or our solicitors upon request; and
(ii)	the loan documents relating to the FM Facility granted herein are to be executed within seven (7) days from the date of notification to you by our solicitors that the documents are ready for execution (or such extended time as the Bank may allow);

failing which we have a right to immediately cancel the FM Facility granted herein due to your default and recover all costs (if any) incurred by us pursuant to our granting of the FM Facility herein.

2.	REVIEW

2.1.	The availability, limits, interest rates, commission, fees, charges and terms and conditions of the Facility(ies) herein are subject to guidelines issued from time to time by Bank Negara Malaysia or any other authority having jurisdiction over the Bank and to the Bank's periodical review and variation from time to time at the Bank's sole and absolute discretion.

3.	DEFAULT RATE

3.1.	In the event at any time:
(i)	the Mortgage Line shall be overdrawn in excess of the implemented ML Limit for a period of thirty (30) days or more, but less than ninety (90) days; or
(ii)	the Mortgage Line Account shall be overdrawn (whether before or after the Mortgage Line is available) for a period of thirty (30) days or more, but less than ninety (90) days;

the Bank shall be entitled to vary the prescribed rate for the FM Facility to 1.5% per annum above the Bank's BLR with daily rests (or such other rate as the Bank may at its sole and absolute discretion prescribe from time to time) on the balance outstanding without any prior notice to the Borrower notwithstanding any provisions to the contrary herein contained and without prejudice to the Bank's rights to recall the FM Facility, and such varied prescribed rate shall continue to apply notwithstanding that the Borrower(s) may have at any time after such variation remedied such default and/or regularized the Mortgage Line Account.

3.2.	In the event at any time:
(i)	the Mortgage Line shall be overdrawn in excess of the implemented ML Limit for a period of ninety (90) days or more; or

(ii)	the Mortgage Line Account shall be overdrawn (whether before or after the Mortgage Line is available) for a period of ninety (90) days or more;

8

Ref No. : 551460

the Bank shall be entitled to further vary the prescribed rate for the FM Facility to 3.5% per annum above the Bank's BLR with daily rests (or such other rate as the Bank may at its sole and absolute discretion prescribe from time to time) on the balance outstanding without any prior notice to the Borrower notwithstanding any provisions to the contrary herein contained and- without prejudice to the Bank's rights to recall the FM Facility, and such varied prescribed rate shall continue to apply notwithstanding that the Borrower(s) may have at any time after such variation remedied such default and/or regularized the Mortgage Line Account.

3.3.	Interest at the rate of 3.5% per annum above the Bank's BLR or such other rate as the Bank may at its sole discretion prescribe from time to time to be calculated on daily rests shall be charged on all utilization in excess of the implemented ML Limit for the Mortgage Line as computed and stated herein, both after as well as before any demand or judgement, and notwithstanding that the banker and customer relationship may have ceased or have been terminated.

3.4.	Interest at the rate of 3.5% per annum above the Bank's BLR or such other rate as the Bank may at its sole discretion prescribe from time to time to be calculated on daily rests shall be charged on all overdrawn amounts in the Mortgage Line Account, both after as well as before any demand or judgement, and notwithstanding that the banker and customer relationship may have ceased or have been terminated.

3.5.	Interest at the rate of 3.5% per annum above the Bank's BLR or such other rate as the Bank may at its sole and absolute discretion prescribe from time to time shall be charged on any temporary facility approved by the Bank.

3.6.	Subject always to the provisions of Paragraph 3.7 below, all interest on any principal sum as aforesaid including all capitalised interest shall at the end of each calendar month or such other periods as the Bank may from time to time stipulate be capitalised and added for all purposes to the principal sum then owing and shall thenceforth bear interest at the relevant prescribed rate and/or at any increased rate and be secured and payable accordingly and all the covenants and conditions contained in or implied by this Letter of Offer and all powers and remedies conferred by law or by this Letter of Offer, the Security Documents and all rules of law or equity in relation to the said principal sum and interest shall equally apply to such capitalised arrears of interest and to interest on such arrears.

3.7.	For the purpose of ascertaining whether the limit of the principal intended to be secured by the security documents has been exceeded or not, all accumulated. and capitalized interest shall be deemed to be interest and not principal sum.

3.8.	The Bank reserves the right to increase the prevailing interest rate to at least the Bank's Base Lending Rate, in the event the difference between the Bank's Base Lending Rate and Overnight Policy Rate declines to below 2%.

4.	TERMS AND CONDITIONS APPLICABLE TO THE MORTGAGE LINE

4.1.	A current account shall be opened in the name of the Borrower(s) with the lending branch of the Bank for the operation of the Mortgage Line ("the Mortgage Line Account") prior to any disbursement of loan under the FM Facility.

4.2.	The amounts repaid or prepaid under the Fixed LOan may be made available for drawdown under the Mortgage Line at any time prior to the date of recall or termination of the Mortgage Line notwithstanding full payment of the Fixed Loan Subject To the following:

9

Ref No. : 551460

(i)	no amount may be drawndown by the Borrower(s) under the Mortgage Line if it will cause the implemented ML Limit as stated herein to be exceeded, unless the Bank in its absolute discretion otherwise agree; and

(ii)	all sums drawn or repaid under the Mortgage Line must be debited or credited to the Mortgage Line Account; and

(iii)	all security granted for the FM Facility shall not have been discharged; and

(iv)	no event of default as referred to in the Bank's Standard Terms And Conditions Governing Banking Facilities attached herein and/or any of the Security Documents shall have occurred at the time of drawdown; and

(v)	the Borrower(s) shall have conducted and serviced the Fixed Loan account with the Bank in a manner satisfactory to the Bank for the past twelve (12) months; and

(vi)	the Fixed Loan shall have been fully disbursed; and

(vii)	all amounts repaid under the Mortgage Line may be redrawn upon the terms contained in this paragraph 4.2 above.

The above conditions are inserted for the sole benefit of the Bank and the compliance therewith or any of them or any part thereof may at the Bank's absolute discretion, be waived wholly or in part with or without terms or conditions as the Bank deems appropriate. Any such waiver shall not prejudice or otherwise affect the Bank's rights, powers and remedies under this Letter of Offer and the Security Documents.

4.3.	Interest charged on the Mortgage Line is to be serviced monthly in arrears.

4.4.	The Mortgage Line granted herein is subject to review from time to time by the Bank without notice to the Borrower(s).

4.5.	The Bank shall be irrevocably authorized by the Borrower(s) to debit the Mortgage Line Account (whether before or after the Mortgage Line is made available to the Borrower(s) pursuant to the terms hereunder) for payment of any overdue interest and/or instalments owing under the Housing Loan and/or any other fees. charges, costs and other amounts of any kind or nature whatsoever owing or payable by the Borrower(s) to the Bank hereunder, notwithstanding that:

(i)	prior to the availability of the Mortgage Line, such debiting may result in the Mortgage Line Account to be in debit balance; or

(ii)	upon the availability of the Mortgage Line, such debiting may result in the Mortgage Line Account to be overdrawn in excess of the ML Limit.

4.6.	The Bank is under no obligation to adjust the amount of the instalments after the Borrower has made a prepayment.

10

Ref No. : 551460

5.	OTHER CHARGES

5.1.	The Bank can charge you the following fees and charges at the rate stated below (or such other rate fixed by the Bank at any time at its absolute discretion):-

Fee/Charge	Rate	Remarks
Maintenance Fee	RM120 per year	This fee is charged on and debited to the current account annually in arrears on 1 January every year.
Fee for payment of instalment or part of it exceeding the second payment made over the counter or via Fast Cheque Deposit Machine for any particular month.	RM5 per transaction	This fee will not be imposed on payment made via other modes such as the Bank's Call Centre or Automated Teller Machine or Cash Deposit Machine or Electronic Scanning Machine
Postage Charge	RM70 per year	Charged on and debited to each Housing Loan, Fixed Loan, Overdraft and Flexi Mortgage (Mortgage Line) account annually, where the correspondence address of such accounts is outside Malaysia
Cancellation Fee	RM2000	This fee is charged if the Facilities or any part of it is cancelled before the first disbursement of the Facilities for any reasons.
Processing Fee	RM200 per facility	A one time processing fee is payable by you upon first disbursement of the Facility. This fee is to be debited to your loan account. This fee is only applicable to Malaysians who take Flexi Mortgage ("FM") and/or Intelligent Retail ("iRL") loans excluding commercial properties which are LOFT, SOHO, SOFO, SOVO and Developer Interest Bearing Scheme ("DIBS") loans.

5.2.	For refinancing cases, you will bear all costs, fees and charges imposed by the existing financier in connection with the refinancing, including the prepayment fee for early settlement.

5.3.	The Bank may impose such other charges it deems necessary from time to time by giving twenty one (21) days' notice.

5.4.	Any changes to fees and charges can be made by the Bank at any time at its absolute discretion by giving you advance notice of twenty one (21) days.

6.	CONFLICTING TERMS

If there is an inconsistency between this document and any security document created in favour of the Bank, the terms and conditions in this document will apply. The terms in any security documents will be read with the necessary changes to be consistent with the terms in this document.

11

Ref No. : 551460

The lodgement of private caveat on any master title or individual title will be at the Bank's absolute discretion. You will not hold the Bank liable for the Bank's decision.

8.	TELECOMMUNICATION INSTRUCTIONS

8.1.	The Bank is authorized to act on your instructions given by facsimile transmission, email or other means of telecommunication which the Bank believes came from you. The Bank will not be liable for any loss or damage that may be suffered by you if the telecommunication instructions came from persons other than you.

8.2.	The risk of misunderstandings, errors, unauthorized alterations or instructions and forgery, and the risk of operational failures or faults or errors howsoever occurring in the course of transmission of your instructions are yours. The Bank will not be liable for any loss, liability or expenses that may result from such misunderstandings; errors, unauthorized alterations or instructions, forgery, operational failures or faults.

8.3.	You undertake to fully indemnify the Bank and keep the Bank fully indemnified against all actions, claims, demands, liabilities, losses, damages, costs and expenses of whatever nature which the Bank may sustain, suffer or incur because of the Bank agreeing to act on such telecommunication instructions.

8.4.	The Bank can at any lime at its discretion refuse to execute any such instructions or any part of it without incurring any responsibility or liability to you arising out of such refusal.

9.	BANK'S SIGNATURE

The Bank can sign this letter by affixing a scanned image of the signature of its authorized officer and/or any method the Bank at its sole and absolute discretion deems fit.

12

STANDARD TERMS AND CONDITIONS GOVERNING BANKING FACILITIES
Granted by UNITED OVERSEAS BANK (MALAYSIA) BHD

To :

Under the Facility Letter dated	(Our Ref : )

The following are the Standard Terms and Conditions referred to in the Facility Letter.

1.      BEFORE WE MAKE AVAILABLE ANY FACILITY

The following conditions must have been fulfilled before We make available or continue to make available any Facility to You:

1.1       If You are an Individual

1.1.1	You, Your spouse, either of Your parents, or any of Your children must not be an employee or a director of any of the financial institutions in Our Group (unless permitted by guidelines issued by any authority which has jurisdiction over Us).

1.2      If You are an Association or a Co-operative Society

1.2.1	Any of Your office-bearers, his/her spouse, parent or child must not be an employee or a director of any of the financial institutions in Our Group (unless permitted by guidelines issued by any authority which has jurisdiction over Us).
1.2.2	We must have received from You proof acceptable to Us:

(a)	that You are duly registered and validly existing under Malaysian laws, that You have the necessary power and authority under Your rules or constitution documents to own assets, to borrow money, and to give or create security for any money borrowed by You; and

(b)	that Your members have given the necessary approval under Your rules or constitution documents for You to accept the Facility and to give or create the security for the Facility; and

(c)	that the persons named by You as being authorised to act for You and whose sample signatures You have given to us certified as true by an advocate and solicitor are persons duly approved by Your members to act for You in relation to the Facility under Your rules or constitution documents.

1.3      If You are a Company

1.3.1	Any of Your directors, managers, agents, shareholders, his/her spouse, parent or child must not be an employee or a director of any of the financial institutions in Our Group (unless permitted by guidelines issued by any authority which has jurisdiction over Us).
1.3.2	We must have received from You:
(a)	proof acceptable to Us that You are duly incorporated and validly existing under Malaysian laws, that You have the necessary power and authority under Your Memorandum and Articles of Association to own assets, to carry on the business that You are carrying on, to borrow money, and to give or create security for any money borrowed by You; and
(b)	a resolution of Your directors passed in accordance with Your Articles of Association:
(1)	authorising You to accept the Facility and to give or create the security for the Facility;
(2)	specifying the names of the persons who are authorised to act for You and showing their sample signatures which have been certified as true by Your company secretary; and
(3)	authorising the affixing of Your common seal on the Security Documents.

1.3.3	We must be satisfied that the manner of Your acceptance of the Facility and Your performance and observance of Your obligations as stated in the Facility Letter, the Security Documents and these Terms and Conditions will not:
(a)	conflict with or result in any breach of Your Memorandum and Articles of Association or any law, regulation, order, guideline, judgment, contract or anything else which binds you; or
(b)	cause any powers which You or any of Your directors have to be exceeded.

13

1.4       If you are an individual, Association, Co-operative Society or Company

1.4.1	Any person creating or giving the Security, his/her spouse, parent or child must not be an employee or a director of any of the financial institutions in Our Group.

1.4.2	Any director of any company creating or giving the Security, his/her spouse, parent or child must not be an employee or a director of any of the financial institutions in Our Group.

1.4.3	If the Facility is to be used, whether partly or wholly, to redeem any outstanding loan owing by You to any person, We must have received from such person an undertaking in writing acceptable to Us to refund to Us any redemption money paid by Us if any discharge or reassignment given by the person is not registrable or is not valid or not effective in any way.

1.4.4	You must have opened a current account with us.

1.4.5	Any of the Events of Default listed in these Terms and Conditions must not have occurred, must not be continuing or must not occur if We make any advance on the Facility or if We continue to make the Facility available.

1.4.6	If a company is creating or giving the Security, We must have received a resolution of the directors of the company authorising the creation or giving of the Security.

1.4.7	If a company creating or giving the Security does not get any direct or indirect commercial benefit from creating or giving the Security, We must have received:
(a)	the unanimous resolution of the shareholders of the company authorising the creation or giving of the Security; and
(b)	written confirmation from the directors of the company that the company is not facing any winding-up proceedings and will not be facing any winding-up proceedings when the Security is created or given.

1.4.8	Your use or continued use of the Facility must not be in breach of any Malaysian law, rule, guideline or regulation including those issued by Bank Negara Malaysia or any other authority which has jurisdiction over Us.

1.4.9	If You want Us to act on instructions from You by telephone, facsimile transmission, electronic mail, telex or cable. You must have given Us a signed Indemnity for Taking Fax, Oral and Written Instructions and a signed Telefax Agreement.

1.4.10	You and any Security Party must not be in default under any agreement which You, or such Security Party, are a party to.

1.4.11	There must not be any legal or arbitration proceedings pending or on-going against You or any Security Party which might affect Your ability, and the ability of such Security Party, to perform and observe the obligations as stated in the Facility Letter, the Security Documents and these Terms and Conditions.

1.4.12	All the information provided by You or any Security Party, in relation to Your application for the Facility must be true and complete. You, and any such Security Party, must not have withheld from us any information which might cause Us Not to grant You the Facility or not to accept the Security.

1.4.13	The Security Documents as prepared by Us or Our solicitors must have been duly executed within two (2) weeks of Your being informed that the Security Documents are ready for execution. We reserve the right to cancel the Facility if the documents are not executed within those two (2) weeks; however, any cost and expense incurred by Us in the preparation of the Security Documents will still have to be borne by you.

1.4.14	All conditions required by Us to be fulfilled before We make available the Facility or any part of the Facility must have been fulfilled to Our satisfaction.

2.      IF FACILITY IS FOR PURCHASE OF PROPERTY / IF SECURITY IS PROPERTY

Before We release the Facility or any part of the Facility:

2.1	A Private caveat must have been lodged over the property by Us; You are to, bear all the fees and expenses relating to the lodgment and subsequent removal of the private caveat.

2.2	You must have paid:

2.2.1	the difference between the facility to purchase property and the purchase price of the property;

2.2.2	all stamp duties including the stamp duty payable for the transfer or the assignment of the property in your favour and the stamp duty payable on all the Security Documents;

2.2.3	all fees and expenses payable to any valuer We may have appointed to value the property;

2.2.4	all fees and expenses payable to any solicitor We may have retained to prepare the Security Documents; and

2.2.5	all moneys which may be payable by You as purchaser to any developer of the property.

14

2.3	If Your sale and purchase agreement prescribes that certain documents have to be delivered to Us, We must have received those documents.

2.4	If the property is currently charged or assigned to another financial institution, We must have received from that financial institution:

2.4.1	a statement in writing stating the redemption sum, that is, the sum required to be paid to it to redeem the property;

2.4.2	an undertaking in writing to deliver to Us:
(a)	a registrable discharge of charge or a valid and effective deed of receipt and reassignment, as the case may be;
(b)	the duplicate charge, if the property is currently charged to it;
(c)	the original of the issue document of title, if the property is currently charged to it;
(d)	all security documents held by it, including the originals of all previous sale and purchase agreements, deeds of assignments and deeds of receipts and reassignments, if the property is currently assigned to it; and
(e)	an undertaking in writing to refund to Us the redemption sum paid to it by Us if the discharge of charge is not registrable or if the deed of receipt and reassignment is not valid or effective for any reason whatsoever;

upon Our payment of the redemption sum to it.

2.4.3	We must have received from the vendor of the property;
(a)	the original of the issue document of title, if the property is currently not charged; and
(b)	an undertaking in writing to refund to Us all sums received by it from Us if the memorandum of transfer is not registrable in Your favour for any reason whatsoever or if the deed of assignment in Your favour is not valid or is not effective for any reason whatsoever, as the case may be.

2.4.4	If no document of title has been issued yet in respect of the property:

(a)	We must have received from the developer or the proprietor of the property an undertaking in writing:
(1)	to deliver to Us upon the issue of the title the original of the issue document of title together with a memorandum of transfer duly executed by the developer or the proprietor in Your favour; and
(2)	not to further charge the land on which the property is situated without having previously informed Us in writing.

(b)	We must have received from You the original of Your sale and purchase agreement relating to the property.
(c)	We must have received from the master chargee of the land held under the master title governing the property, if there is such a master chargee:

(1)	a disclaimer in writing disclaiming any right, interest and title in respect of the property; and
(2)	an undertaking in writing to exclude the property from any foreclosure proceedings it may take in respect of the land held under the master title governing the property.

2.4.5	The Security Documents and all other documents which We consider are necessary to protect Our interests must have been signed and delivered to Us.
2.4.6	We must have received from any other relevant party all other documents which We consider are necessary to protect Our interests.
2.4.7	We must have received from Our solicitors an advice in writing confirming that the security for the Facility is in place and that We may release the Facility or any part of the Facility.

3. IF SECURITY IS PROPERTY

3.1	All moneys payable on the property which is charged or assigned to Us, such as quit rent, assessment rates and maintenance charges, must be paid up to date; You must submit proof of payment to Us every year.
3.2	If the property which is charged or assigned to Us is landed residential property, a Houseowner's Policy will be taken up by Us on Your behalf at Your expense with an insurance company appointed by Us. The Policy will be on a full reinstatement value basis up to the full insurable value and will cover loss and damage by fire, explosions, riots, strikes, malicious damage and other perils as We consider necessary. We will be named as chargee and loss payee on the Policy.

15

3.3	If the property which is charged or assigned to Us is landed commercial or industrial property, a Fire Policy will be taken up by Us on Your behalf at Your expense with an insurance company appointed by Us. The Policy will be on a full reinstatement value basis up to the full insurable value and will cover loss and damage by fire, explosions, riots, strikes, malicious damage and other perils as We consider necessary. We will be named as chargee and loss payee on the Policy.
3.4	If the property which is charged or assigned to Us is covered by the Strata Titles Act 1985, You must give us proof that the building where the property is in is insured against fire and such other risks as may be prescribed in the Strata Titles Act 1985 under a master policy for its full reinstatement value. If You do not give us such proof, a Houseowner's Policy will be taken up by Us on Your behalf at Your expense with an insurance company appointed by Us. The Policy will be on a full reinstatement value basis up to the full insurable value and will cover loss and damage by fire, explosions, riots, strikes, malicious damage and other perils as We consider necessary. We will be named as chargee and loss payee on the Policy.
3.5	You must not renovate or refurbish the property without first obtaining Our written consent. We have the right not to give Our consent without giving You any reasons. If We do give Our consent, We have the right to impose such terms and conditions as We deem fit which may include Your taking up of a Contractors' All Risk Policy for the renovation or refurbishment work before the start of the work with an insurance company appointed by Us and with Us named as chargee and loss payee. If you do not give Us proof acceptable to Us that You have taken up the Policy, We may arrange for insurance coverage at Your expense by debiting your account without any reference to You.
3.6	If the property is charged or assigned to some other party, We have the right to use the Facility or any part of the Facility to pay the redemption sum to redeem the property. If We exercise this right, the acknowledgement or receipt of that other party will be binding on You as if it was You who had received payment from Us.
3.7	We also have the right to use the Facility or any part of the Facility to pay the balance of the purchase price of the property to the vendor who sold You the property. If We exercise this right, the acknowledgement or receipt of that other party will be binding on You as if it was You who had received payment from Us.

4.  IF SECURITY IS STOCKS AND SHARES

4.1	The stocks and shares to be charged to Us are to be registered in the name of Our nominee company.
4.2	We have the absolute discretion to accept or reject any stocks and shares You offer to Us as security without giving You any reasons. Even after stocks and shares have been charged to Us as the Security, We still have the right to reject those stocks and shares and You will then be required to replace them with stocks and shares acceptable to us.
4.3	We are not responsible for the collection of any dividends or bonuses and for the exercise of rights issues relating to the stocks and shares charged to Us.

5.  INTEREST

5.1	Unless We expressly prescribe otherwise in Our sole discretion, interest for the Facility must be paid to Us every month in arrears. If not paid when due, the interest will be added on to the principal amount of the Facility owing and further interest will be charged on the unpaid interest until We have received all interest due to Us whether or not We have obtained judgment against You in a court of law and whether or not You have ceased to be Our customer.
5.2	Before You begin any repayment to us for a non-revolving Facility, that is, a Facility which cannot be reused even if You have repaid any principal amount of the Facility, interest on the amounts of the Facility that We release from time to time will be calculated on a daily basis and must be paid to Us every month in arrears. If not paid when due, the interest will be added on to the principal amount of the Facility owing and further interest will be charged on the unpaid interest until We have received all interest due to Us whether or not We have obtained judgment against You in a court of law and whether or not You have ceased to be Our customer.
5.3	Interest rates may be varied from time to time at Our sole discretion and any new interest rate will apply and be payable by You as from the date specified in a written notice which We will give to You. We reserve the right not to give You any notice if the variation of interest rates relates only to the variation on the Bank's Base Lending Rate.

6.  COMMITMENT FEE

6.1	If the Facility is an overdraft, We have the right to charge a commitment fee of one per centum (1%) per annum on the unutilised portion of the Facility at the end of every month or at such other time interval as We may stipulate. The fee will be payable monthly in arrears. If not paid when due, the fee will be added on to the principal sum then owing and will from that time bear interest at the rate prescribed by Us.

16

7.     COSTS AND EXPENSES

7.1	You are to pay for all the costs and expenses of:
7.1.1	providing, maintaining, protecting and realising the Security; and
7.1.2	processing, implementing and recovering moneys owing under the Facility.
7.2	The costs and expenses are to be paid on a full indemnity basis.
7.3	Interest at a rate to be prescribed by Us is payable on the costs and expenses from the date they are incurred until full payment.
7.4	If the Facility is cancelled for any reason whatsoever before any part of it has been utilised, You will still have to pay for all costs and expenses which may already have been incurred in relation to the providing of the Facility and the preparation of the Security Documents.
7.5	For the avoidance of doubt, the costs and expenses payable by You includes the costs and expenses of Our solicitors.

8.     RIGHT TO DEBIT

8.1	Without affecting any other rights that We may have, We may, at any time, at our sole discretion, and without giving You any prior notice, debit Your account current or any other account (including the balance on any overdraft account) which You may have with Us with any moneys whatsoever which is payable by You to Us.
8.2	If We do debit Your account, the debiting is not to be taken as a waiver of any of the Events of Default listed in these Terms and Conditions.
8.3	If any debiting of Your account causes Your account to be overdrawn, interest at the default rate shall be payable accordingly.

9.     NON-WAIVER

9.1	If You breach any of the terms and conditions governing the Facility or any security for the Facility, We may at our sole discretion decide not to exercise any right which We may have in relation to Your breach.
9.2	Any decision of Ours not to exercise any right which We may have in relation to Your breach is not to be treated as a waiver of Our rights and We retain the right at any time afterwards to strictly enforce or to insist on Our rights in relation to that breach or any subsequent breach by You.

10.   FINANCIAL STATEMENTS AND INFORMATION

10.1	If You are a company, You are to deliver to Us on request all statements, information, materials and explanations relating to your business and financial position including Your Annual Audited Financial Statements and Directors' and Auditors' Report which are to be delivered within thirty (30) days of the close of each of your financial years or within such longer period as We may allow.

11.   REORGANISATION OR CHANGES IN MEMORANDUM AND ARTICLES OF ASSOCIATION

11.1	If You are a company, You must not without Our prior written permission, undertake or allow any reorganisation, amalgamation, reconstruction, take-over, substantial change of shareholders or Your management or any other schemes of companies or arrangement affecting Your present constitution or residential status or amend or alter any of the provisions in Your Memorandum and Articles of Association relating to Your borrowing powers and principal business activities.

12.   CHANGE IN CONSTITUTION

12.1	If you are a company, these Terms and Conditions and all the provisions governing the Facility and the Security will continue to be valid and binding on You even if there is any change in Your constitution or Memorandum and Articles of Association by amalgamation, consolidation, reconstruction or otherwise.
12.2	If you are a firm, these Terms and Conditions and all the provisions governing the Facility and the Security will continue to be valid and binding on You even if there is any change in Your constitution by retirement, expulsion, death, admission, accession or change of any of the partners or otherwise.

13.   RIGHT OF SET-OFF

13.1	We have the right, without any notice to You, to combine, consolidate or merge all or any of Your accounts and liabilities with and to Us whether singly or jointly with any other person. We also have the right, after giving You seven (7) days' notice, to transfer or set off any sums in credit in such accounts in or towards the satisfaction of any of Your liabilities to us, whether actual or contingent primary or collateral joint or several.

17

13.2	If any of Your liabilities is contingent, We have the right to set-off and transfer any sum standing to the credit of any of Your accounts towards satisfaction of Your contingent liabilities and if Your actual liabilities are less than the amount set-off by Us, We will refund the surplus to You.
13.3	If any of Your accounts in credit is maintained in a currency other than the currency of the liabilities, We may convert them into the currency of the liabilities at Our own prevailing rate.

14. EVENTS OF DEFAULT

14.1	When an Event of Default happens:
14.1.1	We will not be under any further obligation and/or commitment to You in relation to the Facility;
14.1.2	all moneys and interest then owing to Us under the Facility and any other moneys then owing to Us by You will immediately become payable on demand by Us;
14.1.3	We will immediately become entitled to recover all moneys and interest then owing to Us with interest thereon at the rate of three point five per centum (3.5%) per annum above Our prevailing Base Lending Rate with monthly rests or at such other rate and/or other periodic rests as We may at Our sole descretion prescribe from time to time; and
14.1.4	We will be entitled to exercise any right or power:
(a)	which We may have upon an Event of Default by virtue of these Terms and Conditions and the Security Documents; and
(b)	which may be available to Us in law; without any previous notice to you. 14.2 The following are the Events of Default referred to in Clause 14.1:
14.2.1	if You fail to pay on any due date any money which You should be paying to Us or if You fail to discharge any obligation or liability owing to Us;
14.2.2	if You, or any Security Party, fail to observe or perform any of the terms and conditions contained in these Terms and Conditions or the Security Documents;
14.2.3	if You, or any Security Party, die or become insane;
14.2.4	if You, or any Security Party, become bankrupt or insolvent or allow any judgment to remain unsatisfied for a period of twenty-one (21) days;
14.2.5	if You, or any Security Party, commit any act of bankruptcy or are unable to pay Your or its debts, as the case may be, or suspend the payment of Your or its debts, as the case may be, or enter into any composition or arrangement with or for the benefit of Your or its creditors, as the case may be;
14.2.6	if any resolution is passed, or if a petition is presented against You, or any Security Party;
(a)	for bankruptcy, liquidation, winding-up or dissolution; or
(b)	for the appointment of a liquidator, receiver, trustee or judicial manager;
14.2.7	if a liquidator, receiver, trustee, judicial manager or a similar official is appointed for all or a substantial part of Your assets or the assets of any Security Party;
14.2.8	if execution or any form of recovery or enforcement action is levied or taken against any of Your assets or the assets of any Security Party;
14.2.9	if You, or any Security Party, stop or threaten to stop carrying on Your or its business, as the case may be;
14.2.10	if You, or any Security Party, change or intend to change the nature or scope of Your or its business as is presently conducted, as the case may be;
14.2.11	if You, or any Security Party, transfer or dispose of or intend to transfer or dispose of a substantial part of Your or its assets, as the case may be;
14.2.12	if, in Our opinion, there is any change or threatened change in:
(a)	circumstances which would materially and adversely affect Your or any Security Party's business or financial condition or Your or its ability to perform Your or its obligations under these Terms and Conditions or the Security Documents;

18

(b)	Your status or the status of any Security Party as a resident or resident controlled company, as the case may be; or
(c)	Your shareholders, shareholding structure, directors or management, if You are a company; or
(d)	the shareholders, shareholding structure, directors or management of any Security Party, if it is a company;
14.2.13	if, at any time after We have agreed to grant You the Facility, laws and regulations governing Us make it unlawful for Us to grant or to continue to grant You the Facility or to comply with Our obligations under any agreement We have with You in relation to the Facility;
14.2.14	if a notice or proposal for the compulsory acquisition of any of Your properties or the properties of any Security Party is issued or made under any law;
14.2.15	if You, or any Security Party, are blacklisted pursuant to the Dishonoured Cheques Information System (DCHEQS) guidelines or any guidelines issued by Bank Negara Malaysia or any other authority having jurisdiction over Us;
14.2.16	if Your account with Us is redesignated or closed by Us for any reason whatsoever;
14.2.17	if You, any Security Party or any Associated Party fails to discharge any obligation or liability to Us or to any other person;
14.2.18	if You, any Security Party or any Associated Party, commit a default in any loan, facility or similar arrangement with any person, (including Us) which gives the right to the creditor concerned (including Us) the right to demand repayment of the loan, facility or arrangement before its due date, to withdraw the loan, facility or arrangement; or to enforce the security for the loan, facility or arrangement;
14.2.19	if there is a default in the payment of any moneys under the account of any other person for whom You, any Security Party or any Associated Party, are providing security; or
14.2.20	if We decide in Our sole discretion that the continuation of the Facility could likely be detrimental to Our own position or that Our security position could be in jeopardy; Our discretion is final and is not subject to query by You.

15. DISCLOSURE OF INFORMATION

15.1	You agree that We (including Our officers, employees, agents or any other persons to whom We grant access to Our records, correspondence or any material relating to You or Your account) can disclose at any time at Our sole discretion without notifying You beforehand, any information relating to You, Your account and any of Your Authorised Persons to the following:
15.1.1	any one or more members of Our Group for any of the following purposes:
(a)	providing You with banking services;
(b)	reporting;
(c)	data matching;
(d)	promoting, improving and furthering the provision of other services by Us or any member of Our Group to You;
(e)	fraud or crime prevention;
(f)	investigating, preventing or otherwise in relation to money laundering or any other criminal activities;
(g)	debt collection;
(h)	outsourcing Our operations;
(i)	performance of duties as an officer of the bank or in connection with the conduct of audit or the performance of risk management;
(j)	facilitating the performance of Our or any member of Our Group's functions;
(k)	compliance with Our Group's policies, guidelines, directives or requirements;
(I)	corporate exercise;
(m)	any legal process initiated by or served on Us;

19

15.1.2	any person, whether in Malaysia or elsewhere, who provides electronic or other services to Us for the purpose of providing, updating, maintaining and upgrading the services including, but not limited to, investigating discrepancies, errors or claims;
15.1.3	any person, whether in Malaysia or elsewhere, engaged by Us in connection with the performance of services or operational functions which have been out-sourced;
15.1.4	the police or any public officer conducting an investigation in connection with any offence including suspected offences;
15.1.5	credit card companies and financial institutions in connection with credit card enquiries;
15.1.6	other banks, financial institutions, credit bureau or credit reference agents (only for credit information);
15.1.7	Our auditors, solicitors, and professional advisors;
15.1.8	Our stationery printers, vendors of the computer systems We use, and to such persons installing and maintaining them and other suppliers of goods or service providers We engage;
15.1.9	any receiver appointed by Us or by any other party;
15.1.10	any credit bureau of which We are a member, and any other members and/or compliance committee of such credit bureau;
15.1.11	any rating agency, insurer or insurance broker or direct or indirect provider of credit protection;
15.1.12	any actual or potential participant or sub-participant in relation to any of Our obligations under the banking agreement between You and Us, or assignee, novatee or transferee (or any officer, employee, agent or adviser) of any of them;
15.1.13	for transactions effected or processed with or without Your authority in or through the automated teller machines of other banks or financial or non-financial institutions or terminals or other card operated machines or devices We approve, to the bank, financial institution or non-financial institution, trader or other party accepting the use of the automated teller machine card and their respective agents or contractors;
15.1.14	any court, tribunal or authority, whether governmental or quasi-governmental with jurisdiction over Us or any member of Our Group;
15.1.15	any person to whom We, or any member of Our Group, are permitted or required to disclose to under the laws of any country;
15.1.16	any other person to whom such disclosure is considered by us to be in our interest, or the interest of any members of our Group;
15.1.17	any person intending to settle any moneys outstanding under the Facility;
15.1.18	any person connected to the enforcement or preservation of any of Our rights under these Terms and Conditions and the Security Documents;
15.1.19	the Central Credit Bureau or any other authority or body established by Bank Negara Malaysia or any other authority having jurisdiction over Us;
15.1.20	any Security Party.

16. COMPLIANCE WITH COURT ORDERS

16.1	We and Our Group can act in any way We see fit, without consulting You beforehand, if We are served with a court order issued by a court of any jurisdiction. You agree that You will not hold Us liable for any loss or damage in connection with Our actions.

17. SECURITY MARGIN

17.1	If the market value of any security falls below what We in Our sole discretion consider to be adequate security for the Facility, We may do any one or more of the following without affecting any other right which We may have:
17.1.1	reduce the credit limit of the Facility;
17.1.2	withhold further release or utilisation of any part of the Facility;

20

17.1.3	require You to make repayment of such amount of the Facility as We may decide upon;
17.1.4	require You to make prepayment of the Facility in which case We will not charge You any prepayment fee; and/or
17.1.5	require additional security to be furnished for the Facility.

18.      APPLICATION OF MONEYS

18.1	If any money paid to Us or recovered by Us in respect of your liabilities under the Facility is less than the amount then owing to Us, We may at Our sole discretion apply the money towards payment of interest, fees, principal or any amount due to Us in such proportions and order and generally in such manner as We consider fit; We may also choose to credit the money or some of it into a non-interest bearing suspense account.

19.      LEGAL ADVICE

19.1	You are advised to seek independent legal advice before accepting the Facility and before signing the Facility Letter and the Security Documents prepared by Us or Our solicitors.

20.      CERTIFICATE

20.1	Any certificate or statement issued by Us showing the outstanding amount due and owing from You to Us in relation to the Facility will be conclusive proof as to the outstanding amount due and owing from You to Us in relation to the Facility; this certificate or statement will be binding on You for all purposes whatsoever including for the purposes of any legal proceedings.

21.      GOVERNING LAW

21.1	The Facility Letter and these Terms and Conditions are to be governed by and interpreted in accordance with the laws of Malaysia and, upon Your acceptance of the Facility, you are deemed to have unconditionally and irrevocably:
21.1.1	agreed that any dispute involving the Facility Letter and these Terms and Conditions may be submitted to the courts of law within and outside of Malaysia;
21.1.2	agreed not to raise any objection to any dispute being submitted in any particular court of law on the basis that it is not the correct or most convenient court for the dispute to be submitted to; and
21.1.3	consented to the service on You of any demand by Us and of any court documents by registered mail or by any other manner allowed by the relevant laws.

22.      PRESERVATION OF RIGHTS AND ENTITLEMENT

22.1	Regardless of what is stated anywhere else in these Terms and Conditions or the Security Documents, Our rights as stated in these Terms and Conditions or the Security Documents will continue to remain in full force and effect and shall survive any cancellation, revocation or suspension of the Facility by Us.

23.      FACILITY CALLABLE ON DEMAND

23.1	Unless the Facility is a Term Loan, Fixed Loan or a Customer Housing Loan, the Facility will be callable on demand by Us at Our sole discretion; this means that We have the right to terminate or cancel the Facility at any time and to require You to make immediate payment and repayment of all moneys and liabilities owing by You to Us in relation to the Facility regardless whether the moneys and liabilities have become due to be paid or repaid to Us.

24.      VARIATION

24.1	These Terms and Conditions, the Security Documents, and the availability, limits, interest rates, commission, fees and charges of and relating to the Facility are subject to:
24.1.1	guidelines issued from time to time by Bank Negara Malaysia or any other authority having jurisdiction over Us; and
24.1.2	Our review and variation from time to time at Our sole discretion.
24.2	If there is a change in any fees and charges, we will give You twenty-one (21) days' prior notice before the change takes effect.

21

25.    NOTICES

25.1	You must notify Us in writing of any change in Your address, facsimile number, electronic mail address or mobile phone number.
25.2	Anything whatsoever that We send to You may be:
25.2.1	delivered by hand to Your address as stated in the Facility Letter or such other address last known to Us;
25.2.2	sent by pre-paid ordinary post to Your address as stated in the Facility Letter or such other address last known to Us;
25.2.3	sent by facsimile transmission to the facsimile number last known to Us; 25.2.4 sent by electronic mail to the electronic mail address last known to Us;
25.2.5	sent by short message system (SMS) to the mobile phone number last known to Us; 25.2.6 by posting on Our website; or
25.2.7	by insertion in any statement of account which We send to You.

25.3	Anything whatsoever that We send to You will be deemed to have been received by You, that is, regardless of whether You have actually received whatever we sent:
25.3.1	at the time of delivery at Your address, if delivered by hand;
25.3.2	forty-eight (48) hours after posting, if sent by pre-paid ordinary post and if we can show that whatever We sent was properly posted and correctly addressed to You;
25.3.3	at the time the facsimile transmission is completed; 25.3.4 at the time the electronic mailing is completed;
25.3.5	at the time the sending by short message system (SMS) is completed; 25.3.6 at the time of posting on Our website; or
25.3.7	at the time the statement of account is deemed to have been received by You.
25.4	Our rights under these Terms and Conditions and the Security Documents are not to be affected by any failure on Your part to notify Us of any change in Your address, facsimile number, electronic mail address or mobile phone number.
25.5	We also reserve the right to serve on You any notice in connection with the Facility or the Security by advertisement in any one daily newspaper and such notice will be deemed to have been served on You on the day the advertisement appears in the newspaper regardless of whether You have actually seen the advertisement.

26. SEVERABILITY

26.1	If any of these Terms and Conditions is or becomes invalid or unenforceable, the invalid or unenforceable Term and Condition is to be treated as not having been included in these Terms and Conditions; the remainder of these Terms and Conditions is to continue to be effective and in force and is not to be affected in any way by the invalid or unenforceable Term and Condition.

27. MARKET DISRUPTION

27.1	Regardless of whatever is stated in these Terms and Conditions or any Security Document, We may at any time and from time to time, at Our sole discretion and without having to give You any reason, cancel or suspend the Facility by notice in writing to You if in Our sole opinion there is any change in national or international monetary, financial, political or economic conditions, or currency exchange rates which would cause the continuation of the Facility to be temporarily or permanently not practical or not possible from a commercial point of view.

28. CIRCUMSTANCES BEYOND OUR CONTROL

28.1	If We are unable:
28.1.1	to perform any of Our obligations under these Terms and Conditions or any Security Document;

22

28.1.2	to carry out Our usual business operations; or 28.1.3 to provide any service; due to any reason beyond Our control including, but not limited to:

(a)	any fire, earthquake, flood, epidemic, natural disaster, accident, riot, civil disturbance, industrial dispute, act of terrorism, embargo, war or Act of God;
(b)	any failure of or interruption to telecommunications, internet, electricity, water or fuel supply; or
(c)	any circumstances in the nature of a force majeure, that is, an unforeseeable event that prevents Us from performing any of Our obligations under these Terms and Conditions or any Security Document;

We will not be in any way liable for any failure to perform or for any inconvenience, loss, injury or damage which You may directly or indirectly suffer as a result.

29. INCREASED COSTS

29.1	If We in our sole discretion decide that, as a result of any new law, guideline, directive or regulation, or as a result of any change to any existing law, guideline, directive or regulation:

29.1.1	We would incur increased costs because of having granted You or continuing to grant You the Facility and having to continue to perform Our obligations under the Facility or the Security Documents;
29.1.2	We would not be able to obtain the rate of return on Our overall capital which We would have been able to obtain if not for Our having granted You or continuing to grant You the Facility and having to continue to perform Our obligations under the Facility or the Security Documents;
29.1.3	any sum received or receivable by Us under the Security Documents is reduced (except for tax on Our overall net income);
29.1.4	there is an increase in the costs to Us of paying for or maintaining Your use of the Facility; or
29.1.5	We have to make any payment (except for tax on Our overall net income) or forgo any interest or other payment to Us on the basis of any sum repayable or to be paid to Us under the Facility or the Security Documents;

You will have to pay to Us upon demand by Us an amount sufficient to make good:

(a)	the increased costs, the reduced return and the reduced sum suffered by us;
(b)	the payment We have to make; and

(c)	the interest or other payment which We have to forgo.

30. PREPAYMENT

30.1	If We allow You to prepay the Facility, that is, to repay to Us in full the amount owing to Us under the Facility and the Security Documents, at any time before the amount owing to Us is due to be repaid, You will have to pay to Us a prepayment fee plus an amount to compensate Us for any loss which We may suffer as a result of Your prepayment; the fee and the amount will be decided upon by Us at Our sole discretion.

31. CONVERSION OF FOREIGN CURRENCY FACILITY

31.1	If the Facility is a foreign currency facility, We can at our sole discretion convert the Facility to a Ringgit Malaysia facility upon such terms as We may in our sole discretion prescribe.

32. PREVAILING DOCUMENT

32.1	If there is any inconsistency between these Terms and Conditions and the terms and conditions contained in the Facility Letter, the terms and conditions contained in the Facility Letter will prevail, that is, the terms and conditions contained in the Facility Letter will take precedence.

23

33. DEFINITIONS AND INTERPRETATION

33.1	When used in these Terms and Conditions:
33.1.1	"Associated Party" means any of the following:
(a)	Your director;
(b)	Your shareholder;
(c)	a company of which any of Your directors is a director or a shareholder;
(d)	a company of which any of Your shareholders is a shareholder or a director;
(e)	Your parent or holding company;
(f)	Your subsidiary company;
(g)	a company of which You are directly or indirectly a shareholder;
(h)	a partnership of which You are a partner;
(i)	a sole-proprietorship of which You are a proprietor;
(j)	a company of which You are a director;
33.1.2	"Authorised Persons" means any person You authorise (either alone or collectively), and approved by Us, to operate Your account, and to act on Your behalf in giving instructions, to perform any acts under an agreement between You and Us, or to use any facility, product or service We make available to You;
33.1.3	"Base Lending Rate" means the rate of interest (fixed by Us from time to time based on guidelines issued by Bank Negara Malaysia from time to time) which is reflective of the total cost to Us for maintaining the Facility plus a margin of profit We are allowed to include by Bank Negara Malaysia or any other authority having jurisdiction over Us;
33.1.4	"Facility Letter" means the letter from the Bank to which these Terms and Conditions are annexed;
33.1.5	"Facility" means the banking facility offered to You in the Facility Letter and refers to all the banking facilities if more than one banking facility is offered to You in the Facility Letter;
33.1.6	"Group" means Our branches, agencies, representative offices, affiliated, associated or related corporations, and their respective officers, servants or agents, whether situated in or out of Malaysia, and includes Us;
33.1.7	"Individual" means a human person (as distinguished from a company) and includes a partner or partners of a firm or partnership;
33.1.8	"Security" means the security or securities required to be created in Our favour or given to Us in exchange for Our granting to You of the Facility; the Security is more particularly described in the Facility Letter;
33.1.9	"Security Documents" means any document relating to the Facility and the Security and includes the Facility Letter and any Loan Agreement or Facility Agreement signed by You and Us;
33.1.10	"Security Party" means any person creating or giving the Security and can also mean You if You are the person creating or giving the Security;
33.1.11	"We / Our I Ours I Us" means and refers to United Overseas Bank (Malaysia) Bhd (Company No. 271809 K);
33.1.12	"You / Your" means and refers to the person to whom the Facility Letter is addressed; if the Facility Letter is addressed to more than one person, "You / Yours" refer to all those persons jointly and severally so that the obligations and liabilities of those persons are also joint and several; and
33.1.13	words and phrases applicable to natural persons (including the word "person") also apply to non-natural persons such as companies, corporations, partnerships, firms and other bodies whether corporate or unincorporated.

24